Exhibit 4.2

GROUP GUARANTEED INCOME

ANNUITY CERTIFICATE

Please read this Certificate carefully. This Certificate is a legal annuity and a summary of rights and obligations between the Certificate Owner (“you” or “your”) and Genworth Life and Annuity Insurance Company (the “Company”, “we”, “us” or “our”). We agree to make income payments to you or your named Beneficiaries, subject to Certificate provisions.

THIS CERTIFICATE HAS NO CASH VALUE AND NO SURRENDER VALUE.

Right to Cancel

IMPORTANT. YOU HAVE PURCHASED A FIXED ANNUITY CERTIFICATE. CAREFULLY REVIEW IT FOR LIMITATIONS. THIS CERTIFICATE HAS NO CASH VALUE. WITHIN 30 DAYS AFTER ITS DELIVERY, YOU MAY RETURN THIS CERTIFICATE TO THE INSURANCE COMPANY OR AGENT WHO SOLD YOU THIS CERTIFICATE. YOU HAVE PAID A FEE FOR THIS CERTIFICATE. ANY FEE RECEIVED BY THE COMPANY WILL BE RETURNED TO THE CERTIFICATE OWNER. THE COMPANY DOES NOT CONTROL YOUR INVESTMENT ACCOUNT ASSOCIATED WITH THIS CERTIFICATE AND WILL MAKE NO REFUND OF ANY KIND WITH RESPECT TO THE INVESTMENTS IN YOUR ACCOUNT.

For Genworth Life and Annuity Insurance Company,

PAMELA S. SCHUTZ	THOMAS E. DUFFY
PRESIDENT	SECRETARY

GENWORTH LIFE AND ANNUITY

INSURANCE COMPANY

GROUP GUARANTEED INCOME ANNUITY CERTIFICATE

ALLOCATED FIXED ANNUITY

NONPARTICIPATING STOCK COMPANY

CUSTOMER SERVICE TELEPHONE [(866) 360-4015]

HOME OFFICE:

[6610 WEST BROAD STREET, RICHMOND, VIRGINIA 23230]

ADMINISTRATIVE OFFICE:

[PO BOX 27601, RICHMOND, VIRGINIA 23286-8786]

Data Pages

Contract Number:	[000000000]

Contract Owner:	[AssetMark, Investment Services, Inc.]

Certificate Number:	[999999999]

Certificate Owner(s):	[John Doe]

Certificate Date:	[May 15, 2007]

Issued In:	[California]

Income Plan(s):	[Life of Participant(s) with return of Premium]

Participant:	[John Doe]

Date of Birth:	[June 1, 1952]

Joint Participant:	[Jane Doe]

Date of Birth:	[July 19, 1954]

Asset Allocation Model(s):	[AssetMark Portfolio Allocations, Profile 3 or Profile 4]

Withdrawal Age:	[60]

[Joint Participant’s Limitations:]	[Spousal only, subject to state law.]

Account Limit at issue for Non-qualified Accounts:	[$2,000,000]

Account Limit for Qualified Accounts:	[Subject to Code limitations]

Minimum Account Value:	[ETF $100,000]
[Mutual Fund $50,000]

Initial Withdrawal Guarantee:	[$1,250]

Notice Period:	[30 business days]

Maximum Issue Age:	[84]

Maximum Annuity Age:	[100]

IF YOU HAVE A QUESTION, WOULD LIKE TO OBTAIN INFORMATION ABOUT YOUR CERTIFICATE, OR IF YOU NEED ASSISTANCE RESOLVING A COMPLAINT, PLEASE CONTACT YOUR REPRESENTATIVE OR CALL OUR ADMINISTRATIVE OFFICE TOLL FREE AT [(866) 360-4015].

Data Pages

Contract Number:	[000000000]

Certificate Number:	[999999999]

Contract Suspension Events:	[None]

Suspension Cure Period:	[90 business days]

Contract Termination Events:	[No additional events listed.]

Termination Cure Period:	[180 business days]

Asset Charge:	For Single Participant Certificates with Profile 3 - [0.75%] Annually on Account Value of each Certificate.
For Joint Participant Certificates with Profile 3 - [0.90%] Annually on Account Value of each Certificate.

For Single Participant Certificates with Profile 4 - [0.85%] Annually on Account Value of each Certificate.
For Joint Participant Certificates with Profile 4 - [1.00%] Annually on Account Value of each Certificate.

Addition Exceptions:	[Transfers among investment options within the Account, investment returns, dividends, interest, expense reimbursements.]

Withdrawal Exceptions:	[Transfers among investment options within the Account; in a given Withdrawal Year, 2.00% of Account Value collected by the Contract Owner for advisory, administrative, custodial and other services.]

Data Pages

Certificate Number:	[99999999]

[Withdrawal Guarantee Factors

Attained Age	Annual Factor	Attained Age	Annual Factor	Attained Age	Annual Factor
[60 & under	0.05]	[70	0.05]	[80	0.05]
[61	0.05]	[71	0.05]	[81	0.05]
[62	0.05]	[72	0.05]	[82	0.05]
[63	0.05]	[73	0.05]	[83	0.05]
[64	0.05]	[74	0.05]	[84	0.05]
[65	0.05]	[75	0.05]	[85	0.05]
[66	0.05]	[76	0.05]	[86	0.05]
[67	0.05]	[77	0.05]	[87	0.05]
[68	0.05]	[78	0.05]	[88	0.05]
[69	0.05]	[79	0.05]	[89	0.05]
				[90 & older	0.05]

]

ARTICLE I – DEFINITIONS

1.1	Account – The investment vehicle provided by the Contract Owner to hold the assets in your investment portfolio and covered under this Certificate. The Certificate is not a contract. The Account is managed according to the asset allocation model(s) shown on the Data Pages.

1.2	Account Limit – The maximum Account Value allowed at the time of any Addition without the approval of our Administrative Office. The initial value is shown on the Data Pages.

1.3	Account Value – The value of the assets in the Account, as determined by the Contract Owner as of the close of business on a Valuation Day. For purposes of this Certificate once the Account Value is determined on a Valuation Day, it does not change until the next Valuation Day.

1.4	Addition – Amounts contributed into the Account by you after the Certificate Date.

1.5	Administrative Office – Our Administrative Office that is located at the address shown on the Certificate cover page.

1.6	Alternate Payee – Your named Alternate Payee.

1.7	Annuity Date – The date on which the Premium is received.

1.8	Annuity Exercise Date – The earliest of the following three dates: (i) the date the Account Value is less than the Withdrawal Guarantee; (ii) the date the Account Value is less than the minimum Account Value as shown on the Data Pages; and (iii) the date the younger of the Participant or any Joint Participant reaches the maximum annuity age as shown on the Data Pages, less the number of days in the Notice Period.

1.9	Annuity Year – The first Annuity Year is the period of time between the Annuity Date and the first Birthday following the Annuity Date. Subsequent Annuity Years are the one-year periods beginning on each Birthday.

1.10	Attained Age – On any date, age on the last Birthday.

1.11	Base Income – The base annual payment under the Base Income provision paid by us to you.

1.12	Base Income Factor – A factor from the tables shown under the Base Income provision used in the calculation of the Base Income.

1.13	Beneficiary – The person or entity entitled to receive any Base Income or Guaranteed Income payments remaining upon the death of the Participant or Joint Participant as shown on the Certificate Data Pages. Any remaining income payments will be paid in accordance with the terms of the Certificate.

1.14	Birthday – The end of day each year on the anniversary of the date of birth of the Participant or the younger Joint Participant.

1.15	Certificate – A no cash value certificate issued to you pursuant to the terms of the Contract. The Certificate describes the Withdrawal Guarantee as well as your rights and obligations with respect to the Guaranteed Income to be paid following the Latest Annuity Date. The Certificate also describes your rights and obligations with respect to the Base Income provision.

1.16	Certificate Date – The Valuation Day as of which a Certificate becomes effective as shown on the Certificate Data Pages.

1.17	Certificate Owner(s) – The person(s) or entity named on the Certificate Data Pages. “You” or “your” refers to the Certificate Owner.

1.18	Code – The Internal Revenue Code of 1986, as amended.

1.19	Company – Genworth Life and Annuity Insurance Company (also referred to as “we”, “us” or “our”).

1.20	Contract – The group guaranteed income annuity contract named on the Certificate Data Pages with any attached riders, endorsements and Certificate forms.

1.21	Contract Owner – The named Contract Owner as shown on the Data Pages. The Contract Owner may exercise all of the rights and privileges under the Contract. All ownership rights with respect to this Certificate shall belong to you, or the annuity Beneficiary as may be designated under the terms of this Certificate or determined through the operation of law.

1.22	Early Withdrawal – Any Withdrawal before the withdrawal age as shown on the Data Pages.

1.23	Excess Withdrawal – After the withdrawal age as shown on the Data Pages, the portion of all Withdrawals during a Withdrawal Year that is in excess of the Withdrawal Guarantee.

1.24	Guaranteed Income – The guaranteed annual payment as determined by the last recorded Withdrawal Guarantee payable to you under the Guaranteed Income provision.

1.25	Income Plan – An Income Plan made available to you as shown on the Data Pages.

1.26	Joint Participant – If named on the Data Pages, the person whose age, together with the Participant’s age, determines the Base Income annual payment factor under this Certificate.

1.27	Latest Annuity Date – The Annuity Exercise Date plus the Notice Period.

1.28	Notice Period – The period as shown on the Data Pages.

1.29	Participant – The person whose age is used to determine the Withdrawal Guarantee Factor and the Base Income annual payment factor under this Certificate.

1.30	Premium – The amount on the Annuity Date applied as payment for either the Base Income or the Guaranteed Income.

1.31	Qualified Account – An Account listed under the Qualified Accounts provision receiving favorable tax treatment under the Code.

1.32	Valuation Day – Each day on which the New York Stock Exchange is open for regular trading, except for days that the Account’s corresponding portfolio does not value its shares.

1.33	Withdrawal – Any disbursement from the Account other than Withdrawal Exceptions.

1.34	Withdrawal Exceptions – Disbursements shown on the Data Pages that will not be treated as Withdrawals.

1.35	Withdrawal Exercise Date – The date when the Participant or the younger Joint Participant reaches the withdrawal age as shown on the Data Pages.

1.36	Withdrawal Guarantee – After the withdrawal age as shown on the Data Pages, the maximum amount you may withdraw from your Account Value in a Withdrawal Year without reducing the Guaranteed Income.

1.37	Withdrawal Guarantee Factor – A factor used in the calculation of the Withdrawal Guarantee as shown on the tables located on the Data Pages.

1.38	Withdrawal Year – After the Participant or younger Joint Participant reaches the withdrawal age as shown on the Data Pages, it is the period between two Birthdays.

ARTICLE II – GENERAL FEATURES

2.1

The terms of this Certificate provide for a guaranteed income over the life of the Participant(s) based on your Account Value provided all conditions specified in this Certificate are met. The Contract Owner maintains the Account on your behalf. We do not manage the Account. Should your Account Value drop below the Withdrawal Guarantee or the minimum Account Value as shown on the Data Pages, and provided all other contractual terms are satisfied, we guarantee to make payments in the form of Guaranteed Income equal to your Withdrawal Guarantee. A Base Income is also available. Payments will be made in accordance with the Income Plan shown on the Data Pages.

2.2	Certain persons or entities have important roles in this Certificate.

2.2.1	The Contract Owner is shown on the Data Pages. The Contract Owner is the entity that is responsible for managing the asset allocation model(s) and administering the Account on your behalf. This responsibility includes obtaining your income election, if any, by the maximum annuity age as shown on the Data Pages. The Contract Owner is responsible for delivering to us your fees assessed under this Certificate, as well as any Premium.

2.2.2	The Certificate Owner(s) is you, the person or entity named on the Data Pages who owns the assets of the Account and may surrender this Certificate. All ownership rights with respect to this Certificate shall belong to you, or your named Beneficiary as may be designated under the terms of this Certificate or determined through the operation of law. If the Certificate Owner(s) is an individual, he or she must be a named Participant on the Certificate Date. The individual(s) you designated as a named Participant(s) is shown on the Data Pages.

2.2.3	The Participant or Joint Participant is the person(s) named on the Certificate Data Pages whose age is used in determining the Guaranteed Income. Neither the Participant nor Joint Participant can be changed once named. Except as provided in this Certificate for Qualified Accounts, any limitations on Joint Participants are shown on the Data Pages.

2.2.4	During the payout phase, upon the death of the last surviving Participant, the Beneficiary receives any remaining income.

2.2.5	If a trust is named as the Certificate Owner(s) or Beneficiary and subsequently exercises ownership rights or claims benefits, we have no obligation to verify that a trust is valid and in effect. We will have no obligation to verify that the trustee is acting within the scope of his or her authority. Payment of any benefits to the trustee or trust will release us from all obligations under this Certificate to the extent of the payment. When we make a payment, we will have no obligation to ensure that such payment is applied according to the terms of the trust agreement.

2.3	The Withdrawal Guarantee is established on the Certificate Date and is adjusted according to the terms of this Certificate. At all times the Account Value must be allocated to one or more asset allocation model(s) as shown on the Data Pages. The Contract Owner has determined the asset allocation model(s) permitted. You are required to conduct all trading activity for your Account through a broker-dealer or registered investment adviser approved by the Contract Owner. An allocation of the Account by you inconsistent with the asset allocation model(s) shown on the Data Pages will result in suspension and may result in the termination as described in the General Provisions section under Suspension and Termination.

2.4	Withdrawals covered by the Withdrawal Guarantee may begin on or after the younger of the Participant or any Joint Participant reaches the withdrawal age as shown on the Data Pages. The Withdrawal Guarantee may be reduced if any Withdrawals are taken prior to that date. The Withdrawal Guarantee may be reduced on or after the Withdrawal Exercise Date if any Withdrawals in a Withdrawal Year exceed the Withdrawal Guarantee.

2.5	You will be charged an asset charge as stated in the Data Pages. Failure to pay the asset charge will be deemed an election to terminate the Certificate. You may elect to terminate the Certificate at any time without additional charge. If the Participant(s) die(s) prior to the Annuity Date, the Certificate terminates unless otherwise stipulated in this Certificate.

2.6	Funding Phase. The funding phase starts on the Certificate Date. During the funding phase you may contribute to the Account to accumulate assets for retirement or other purposes. The Contract Owner is responsible for managing the Account. The Account must be managed using the asset allocation model(s) shown in the Data Pages. You may take Withdrawals from the Account at any time as permitted by the Contract Owner. However, Withdrawals before the Participant or any younger Joint Participant reaches the withdrawal age as shown on the Data Pages, will reduce the Withdrawal Guarantee. On or after the withdrawal age as shown on the Data Pages, Withdrawals within Certificate limitations will not reduce the Withdrawal Guarantee.

2.7	Payout Phase. The payout phase begins as of the Annuity Date. You will authorize transfer of the Account Value to us and we will begin making annuity payments. We will continue to make payments while any Participant is living. There are two annuity provisions. Guaranteed Income and Base Income. Only one provision may be elected. Guaranteed Income starts if the Account Value falls below the minimum Account Value as shown on the Data Pages or the Withdrawal Guarantee, or if the younger of the Participant or any Joint Participant reaches the maximum annuity age shown on the Data Pages. You have the right at any time to elect a Base Income level by transferring the Account Value to us.

ARTICLE III – FUNDING PHASE – CERTIFICATE DATE

3.1	Initial Withdrawal Guarantee

3.1.1	On the Certificate Date, the initial Withdrawal Guarantee is established. The initial Withdrawal Guarantee is equal to (a) multiplied by (b), where:

(a)	is the Account Value on the Certificate Date subject to the Account Limit; and

(b)	is the Withdrawal Guarantee Factor for the Attained Age.

3.1.2	Requests to issue Certificates greater than the Account Limit are subject to approval by our Administrative Office, as are requests to issue additional Certificates to current Certificate Owners. We are not required to approve such requests.

3.1.3	Additions to a Certificate Owner’s Account which currently exceeds the Account Limit or will cause the Account Limit to be exceeded are subject to approval by our Administrative Office. We are not required to approve such requests. Until approval is granted, the Certificate will be suspended as described in the General Provisions section.

3.2	Changes in the Withdrawal Guarantee Factor

3.2.1

We reserve the right to change the Withdrawal Guarantee Factors as of January 1st of each calendar year. If we make a change, we will send you and the Contract Owners written notice of such change at least [30] days before the change becomes effective.

3.3	Changes to the Account Limit

3.3.1	We reserve the right to increase the Account Limit for Certificates already issued.

ARTICLE IV - FUNDING PHASE - CHANGES IN WITHDRAWAL GUARANTEE

4.1	Increases to the Withdrawal Guarantee on the Birthday

4.1.1	On each Birthday, the Withdrawal Guarantee may increase. The new Withdrawal Guarantee is equal to the greater of the Withdrawal Guarantee on the prior Valuation Day, and (a) multiplied by (b), where:

(a)	is the Account Value, on the Birthday; and

(b)	is the current Withdrawal Guarantee Factor for the Attained Age.

4.2	Decreases in Withdrawal Guarantee

4.2.1	Withdrawals from the Account that reduce the Withdrawal Guarantee are:

(a)	Early Withdrawals; and

(b)	Excess Withdrawals.

4.3	Early Withdrawals

4.3.1	Any Withdrawals prior to the Participant or the younger Joint Participant reaching the withdrawal age as shown on the Data Pages, are Early Withdrawals. Early Withdrawals will reduce your Withdrawal Guarantee.

4.3.2	The adjusted Withdrawal Guarantee, after an Early Withdrawal, is the lesser of (a) and (b), where:

(a)	is the Withdrawal Guarantee on the Valuation Day prior to the Withdrawal; and

(b)	is equal to (i) multiplied by (ii), where:

(i)	is the Account Value, subject to the Account Limit;

(ii)	is the Withdrawal Guarantee Factor for the Attained Age.

4.3.3	In the event of an Early Withdrawal, we will restore the Withdrawal Guarantee if, within 30 days the Certificate Owner both: (i) makes Additions equal to or greater than the Early Withdrawal amount and (ii) requests a restoration of the Withdrawal Guarantee. The Contract Owner may make this request on the Certificate Owner’s behalf.

4.4	Excess Withdrawals

4.4.1	You will have an Excess Withdrawal by Withdrawing more than the Withdrawal Guarantee in a given Withdrawal Year. Excess Withdrawals reduce your Withdrawal Guarantee.

4.4.2	For any Withdrawal after the withdrawal age as shown on the Data Pages, the Excess Withdrawal amount is equal to the greater of zero and the remainder of (a) minus (b) minus (c), where:

(a)	is the Withdrawal plus all previous Withdrawals during the Withdrawal Year;

(b)	is the Withdrawal Guarantee; and

(c)	is the previous Excess Withdrawals during the Withdrawal Year.

4.4.3	The adjusted Withdrawal Guarantee, after an Excess Withdrawal is made, is the lesser of (a) and (b), where:
(a)	is the Withdrawal Guarantee on the Valuation Day, prior to the Withdrawal; and

(b)	is equal to (i) multiplied by (ii), where:
(i)	is the Account Value, subject to the Account Limit; and

(ii)	is the Withdrawal Guarantee Factor for the Attained Age.

4.4.4	In the event of an Excess Withdrawal, we will restore the Withdrawal Guarantee if, within 30 days the Certificate Owner both: (i) makes Additions equal to or greater than the Excess Withdrawal amount; and (ii) requests a restoration of the Withdrawal Guarantee. The Contract Owner may make this request on the Certificate Owner’s behalf.

4.5	Closing the Account

4.5.1	The Withdrawal Guarantee is reduced to zero when you close your Account. No additional charges will be assessed.

4.6	Withdrawal Guarantee During the First Withdrawal Year

4.6.1	If, on the Certificate Date the Participant or younger Joint Participant is older than the withdrawal age as shown on the Data Pages, any Withdrawal taken in the first Withdrawal Year will cause the Withdrawal Guarantee to be adjusted prorata for the number of days between the Certificate Date and the next Birthday. In this case, the adjusted prorata Withdrawal Guarantee during the first Withdrawal Year is (a) multiplied by (b) divided by (c), where:

(a)	is the unadjusted Withdrawal Guarantee;

(b)	is the number of days between the Certificate Date and the next Birthday; and

(c)	is 365.

4.6.2	Withdrawals during the first Withdrawal Year that do not exceed the adjusted prorata Withdrawal Guarantee do not change the Withdrawal Guarantee for future Withdrawal Years.

ARTICLE V - FUNDING PHASE – DEATH PROVISIONS

5.1	If a Certificate Owner dies and the sole remaining Certificate Owner is the surviving spouse of the deceased Certificate Owner, the surviving spouse will remain as the sole Certificate Owner. The Certificate will not automatically terminate. If the Certificate Owner dies and the sole Certificate Owner is not the surviving spouse, the Certificate will terminate.

5.2	If a Participant dies and there is a Joint Participant who is the surviving spouse of the deceased Participant, the surviving Joint Participant will be deemed to be the Beneficiary of the Certificate.

5.3	If the sole Certificate Owner with respect to the Account, other than a Qualified Account, dies, the Certificate will terminate upon that death if:

(a)	there is no Joint Participant; or

(b)	the Joint Participant is not the Certificate Owner’s surviving spouse.

5.3.1	If the Certificate does not terminate, the surviving spouse will become the Certificate Owner.

5.4	If the Certificate Owner with respect to the Account, other than a Qualified Account, is not a natural person, and the Participant dies or a Joint Participant dies, the Certificate will terminate upon that death.

ARTICLE VI - PAYOUT PHASE - INCOME PROVISIONS

6.1	There are two income provisions, Guaranteed Income and Base Income. You may elect the Guaranteed Income only on or after the Annuity Exercise Date. Under the Guaranteed Income provision income payments are based on the Withdrawal Guarantee. You may instead elect the Base Income at any time prior to the maximum annuity age as shown on the Data Pages. The Base Income provision will have income payments based on the Account Value and the appropriate annual payment factor table below. An election must be made by the maximum annuity age shown on the Data Pages. We will begin income payments within thirty days of the Annuity Date.

6.2	Guaranteed Income

6.2.1	Guaranteed Income is available on the Latest Annuity Date. We will provide written notice to you on the Annuity Exercise Date. The notice will inform you that, as of the Latest Annuity Date, if you elect Guaranteed Income, you will authorize the Contract Owner to transfer the Account Value to us. We will make Guaranteed Income payments in accordance with the Income Plan shown on the Data Pages.

6.2.2	The Premium for Guaranteed Income is the Account Value on the Latest Annuity Date.

6.2.3	Guaranteed Income in the first Annuity Year is adjusted for Withdrawals taken since the last Birthday. Guaranteed Income during the first Annuity Year is the greater of zero and (a) minus (b), where:

(a)	is the Withdrawal Guarantee on the Latest Annuity Date;

(b)	is any Withdrawal(s) made since the last Birthday.

6.2.4	The Guaranteed Income after the first Annuity Year is equal to the Withdrawal Guarantee on the Latest Annuity Date.

6.2.5	Payments will be made annually on the Birthday according to the Income Plan shown on the Data Pages. Other modes of payment may be made available. However, if any payment made more frequently than annually would be less than $100, we reserve the right to reduce the frequency of payments to an interval that would result in each payment being at least $100.

6.2.6	If you notify us in writing of your intent to cancel the guarantee within the Notice Period this Certificate will terminate. If the Contract Owner fails to deliver the Premium, the Guaranteed Income payments may be delayed until Premium is delivered to us.

6.2.7	On the Latest Annuity Date, if the Base Income is greater than the Withdrawal Guarantee, the Guaranteed Income will be increased to equal the Base Income.

6.3	Base Income

6.3.1	You may elect Base Income payments at any time prior to the maximum annuity age as shown on the Data Pages. Base Income payments may be less than the last recorded Withdrawal Guarantee. We will make Base Income payments in accordance with the Income Plan shown on the Data Pages. The Premium for the Base Income is equal to the Account Value on the Annuity Date. Once the Premium is paid to us, the Withdrawal Guarantee will be reduced to zero.

6.3.2	The annual payment under the Base Income provision is equal to (a) multiplied by (b) divided by (c), where:

(a)	is the annual payment rate per $1,000, shown below using the Attained Age(s) of the Participant(s) on the Annuity Date;

(b)	is the Premium; and

(c)	is $1,000.

6.3.3	The annual payment rate is based on the [Annuity 2000 Mortality Table], using an interest rate of [1.0%].

Base Income Factors
6.3.4	Single Participant Accounts
Annual payment factors for each $1,000 of Premium

Participant Age	Factor
60	3.70
65	4.15
70	4.71
75	5.42
80	6.32
85	7.44
90	8.86
95	10.75
100	13.69

Values for ages not shown will be furnished upon request.

6.3.5	Joint Participant Accounts
Annual payment factors for each $1,000 of Premium

Participant Age	Joint Participant Age
	60	65	70	75	80	85	90	95	100
60	4.71	4.89	5.02	5.10	5.14	5.15	5.14	5.14	5.14
65	4.89	5.16	5.39	5.55	5.64	5.67	5.67	5.67	5.66
70	5.02	5.39	5.75	6.04	6.24	6.33	6.35	6.35	6.34
75	5.10	5.55	6.04	6.52	6.90	7.13	7.23	7.25	7.24
80	5.14	5.64	6.24	6.90	7.54	8.01	8.29	8.40	8.41
85	5.15	5.67	6.33	7.13	8.01	8.83	9.42	9.78	9.90
90	5.14	5.67	6.35	7.23	8.29	9.42	10.43	11.20	11.64
95	5.14	5.67	6.35	7.25	8.40	9.78	11.20	12.50	13.53
100	5.14	5.66	6.34	7.24	8.41	9.90	11.64	13.53	15.57

Values for ages not shown will be furnished upon request.

6.4	Continuation of Income Payments

6.4.1	Upon the death of a Participant we will continue to make income payments for the life of the surviving Participant, if any. Income payments will be made at least as rapidly as under the method of distribution in effect before the Participant’s death.

6.4.2	If the last surviving Participant dies after the Annuity Date, your designated Beneficiary will receive any remaining income payments. The income payment will be payable on the Birthday. Income payments will be made at least as rapidly as under the method of distribution in effect before the last Participant’s death. If there is no surviving Beneficiary upon the death of all the Participant(s), the estate of the last surviving Certificate Owner will be the Beneficiary. If the Certificate Owner is not an individual, the Certificate Owner will be the Beneficiary.

6.5	Required Minimum Distributions

6.5.1	In a calendar year during the funding phase, if you are required to take minimum distributions under the Code you will not be considered to have made Excess Withdrawals unless the Withdrawals for the calendar year exceed both the Withdrawal Guarantee and the required minimum distribution under the Code. Calculations will be based solely on the distributions required for the one Account associated with this Certificate.

ARTICLE VII - GENERAL PROVISIONS

7.1	Assignment

7.1.1	You may assign some or all of your rights under the Certificate only during the payout phase. If the Account is a Qualified Account you may assign rights under this Certificate only to the extent permitted under Section 401(g) of the Code. Your rights and the rights of a Beneficiary may be affected by an assignment. A request for an assignment must be in writing and sent to our Administrative Office. Once our Administrative Office approves and records the assignment, it will become effective as of the date the written notice was signed.

7.1.2	We are not responsible for the validity or tax consequences of any assignment. We are not liable to the assignee for any payment or settlement made under this Certificate before the assignment is recorded. Assignments will not be approved and recorded until our Administrative Office receives sufficient direction from you and the assignee regarding the proper allocation of Certificate rights.

7.2	Right to Refuse Additions

7.2.1	We reserve the right to refuse to accept Additions to the Account Value for the purpose of computing both the Withdrawal Guarantee and asset charges upon written notice to both the Contract Owner and the Certificate Owners.

7.3	Suspension

7.3.1	If the Contract is closed to new certificate owners, this action would not adversely affect your rights under this Certificate.

7.3.2	Other rights under the Certificate may be restricted due to a Contract suspension which includes your Certificate. Contract suspension will not change or suspend the calculation of your benefits or charges. We reserve the right to suspend your Certificate as part of a Contract suspension if any of the following events occur:

(a)	the Contract Owner’s non-compliance with any provision of the Contract;

(b)	non-compliance with the asset allocation model agreement by or on behalf of the Contract Owner; or

(c)	the Contract Owner’s violation of any rights or obligations imposed by law as determined by governing regulatory and judicial bodies.

7.3.3	We will provide you with written notice if the Contract has been suspended. The notice will indicate the reason for the suspension, any restrictions on your rights under the Certificate, and the date the suspension began.

7.3.4	Once a Contract suspension has occurred you will have the right to preserve the Withdrawal Guarantee by transferring your Account Value to a third party account insured by us or to an annuity contract we, or one of our affiliates, offer. The Contract Owner has agreed not to charge any fees for the transfer. The Withdrawal Guarantee transferred shall be equal to the Withdrawal Guarantee on the Valuation Day of the transfer.

7.4	Termination

7.4.1

This Certificate will not terminate if the Contract is terminated during the payout phase. During the termination cure period, as shown on the Data Pages, you will have the right to preserve the Withdrawal Guarantee, during the funding phase, by transferring your Account Value to a third party account insured by us or to an annuity contract we offer. The Contract Owner agreed not to charge any fees for such transfer. The Withdrawal Guarantee transferred shall be equal to the Withdrawal Guarantee on the Valuation Day of the transfer. Failure to preserve your Withdrawal Guarantee through an acceptable transfer will terminate your Certificate.

7.4.2	We reserve the right to terminate the Contract if any of the following events occur:

(a)	the Contract Owner discontinues administration of the Contract without arranging for a successor to take over its responsibilities that is acceptable to us;

(b)	the Contract Owner fails to cure the cause of a Contract suspension within the suspension cure period as shown on the Data Pages; or

(c)	there is a violation of any material rights or obligations imposed by law as determined by governing regulatory and/or judicial bodies.

7.4.3	We will provide you with written notice that a Contract termination event has occurred. The notice will state the reason(s) for the termination and that we intend to terminate the Contract at the end of the Contract termination cure period as shown on the Data Pages. The termination will not take effect if the Contract Owner cures the cause. We will work with the Contract Owner to attempt to effect a mutually acceptable cure.

7.4.4	Once during the duration of your Certificate, if the Contract Owner notifies us that you transferred your Account Value to an allocation model offered by the Contract Owner, but not listed on the Data Pages, you will not have your Certificate terminated, but instead suspended. We will notify you that the suspension has occurred and that it will last until the end of the suspension cure period shown on the Data Pages. During the suspension cure period, you may cure the suspension by transferring your Account Value to an allocation model shown on the Data Pages. Following such a transfer, the Withdrawal Guarantee will be recalculated on the Valuation Day following the suspension cure period using the Account Value multiplied by the current Withdrawal Guarantee Factor for the Attained Age. This calculation will occur as of the Valuation Day following the end of the suspension cure period regardless of which day during the cure period you transfer your assets into an allowable allocation model. If you fail to transfer your Account Value to an allowable allocation model listed on the Data Pages by the end of the suspension cure period, your Certificate will terminate.

7.4.5	If an Addition is made to your Account when your Account exceeds the Account Limit, or if an Addition causes your Account to exceed the Account Limit, your Certificate will be suspended. During the suspension cure period, in the case of an Account which was already over the Account Limit, you may cure the suspension by withdrawing the entire Addition. In the case of an Addition which caused the Account to exceed the Account Limit, you may cure the suspension by withdrawing the portion of the Account Value exceeding the Account Limit. In neither case will there be an Early or Excess Withdrawal. If the suspension cure period ends without such corrective action, your Certificate will remain suspended until the amount needed to cure the suspension is withdrawn from the Account. In this case, Early Withdrawals and Excess Withdrawals apply. Until the suspension is lifted, asset charges will apply to the greater of the Account Limit and the Account Value prior to the Addition.

7.4.6	Your Certificate will terminate if any of the following events occur:

(a)	A second occurrence of you transferring your Account Value to an allocation model not shown on the Data Pages;

(b)	failure to pay the asset charge.

7.5	Income Tax Qualification

7.5.1	This Certificate is intended to qualify for tax treatment as an annuity contract under Section 72 of the Code. With respect to an Account other than a Qualified Account, if a Certificate Owner dies during the funding phase and the surviving spouse does not become the sole Certificate Owner, the Certificate will immediately terminate. Death of the Participant or Joint Participant will terminate the Certificate if the Certificate Owner is a non-natural person. This will satisfy the requirement in Section 72(s)(1)(B) of the Code that the entire interest of such holder in the contract be distributed within 5 years after death. If a Certificate Owner dies during the payout phase, Section 72(s) is satisfied by the Continuation of Income Payments provision and the Death Provisions included in the Certificate. The Certificate provisions will be interpreted to preserve the intended tax treatment. We reserve the right to amend this Certificate as needed to maintain its tax status under the Code. We will send you a copy of any amendment.

7.5.2	If the Account is a Qualified Account per the Qualified Accounts provision, this Certificate is intended to qualify for tax treatment under Section 401(g) of the Code.

7.6	Qualified Accounts

7.6.1	If the Account is a Qualified Account maintained pursuant to an eligible retirement plan defined in Code section 402(c)(8)(B), a plan under Code section 457(b) or other plans subject to Section 401(g), only a single person or entity may be named as Certificate Owner. For a Qualified Account, the Participant will be the individual for whose benefit the Account is maintained under the plan or arrangement. The Joint Participant, if any, of a Qualified Account must be the Participant’s spouse. If the Participant dies during the funding phase and the sole beneficiary of the Account is not the Joint Participant, the Certificate will terminate upon the Participant’s date of death. A former spouse may be a Joint Participant when required by a Qualified Domestic Relations Order, as defined in Code section 414(p).

7.6.2	For any Qualified Account, the Certificate may not be sold, assigned, discounted or pledged to any person other than us. It cannot be used as collateral for a loan. It cannot be used as security for the performance of an obligation. It cannot be alienated for any other purpose.

7.7	Misstatement of Age or Account Value

7.7.1	If any Participant or Joint Participant’s age or Birthday is misstated, any Certificate benefits will be re-determined using the correct age(s). If any overpayments have been made, future payments will be adjusted. Any underpayments will be paid in full.

7.7.2	If your Account Value is misstated, any Certificate benefits will be re-determined using the correct timing and value. If any overpayments of charges have been collected, the overpayment will be paid in full. Any underpayments will be collected in full from you.

7.8	Nonparticipating

7.8.1	This Certificate is nonparticipating. It does not share in our profits or surplus. No dividends are payable.

7.9	Premium Tax

7.9.1	Premium tax rates and rules vary by state and may change. We reserve the right to deduct any such tax either from fees or Premium when received.

7.10	Written Notice

7.10.1	All written notices, including proof of death and any required forms, must be sent to our Administrative Office in a form satisfactory to us. All notices must include your name and the Participant and any Joint Participant and the Certificate number. We will not be responsible for any actions taken prior to our receipt of a valid change request. We will send correspondence relating to your Certificate to your last known address.

7.11	Evidence of Death, Age, Marital Status or Survival

7.11.1	We will require, to be received in our Administrative Office and in a form satisfactory to us with respect to any person, due proof of death, age, marital status or survival and any other required forms before we act on Certificate provisions that require such documentation.

ARTICLE VIII - CHARGES

8.1	Asset Charge

8.1.1	The Contract Owner will calculate, collect and remit to us an asset charge as shown on the Data Pages. Your Account may be assessed for these charges.

8.2	Change in Charges

8.2.1	We reserve the right to change the asset charge as shown on the Data Pages. We will send you advance written notice of such change at least [30] days before the change becomes effective. Charges will be assessed on the weighted average of the Account Value at the old rate and the Addition at the new rate from the point of the Addition forward.

GROUP GUARANTEED INCOME

ANNUITY CERTIFICATE

GENWORTH LIFE AND ANNUITY

INSURANCE COMPANY